TRITON INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS AND DECLARES QUARTERLY DIVIDEND

Hamilton, Bermuda – February 15, 2022 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights:
•Net income attributable to common shareholders for the fourth quarter of 2021 was $177.4 million or $2.67 per diluted share.
•Adjusted net income was $177.5 million or $2.67 per diluted share, an increase of 57.1% from the fourth quarter of 2020 and 9.9% from the third quarter of 2021.
•Net income attributable to common shareholders was $484.5 million for the full year of 2021, or $7.22 per diluted share, which includes $127.9 million of make-whole premium and other debt termination costs in the second and third quarters primarily related to the prepayment of $1.5 billion of senior secured institutional notes.
•Adjusted net income was $614.2 million for the full year of 2021, or $9.16 per diluted share, an increase of 98.7% from 2020. Return on equity was 28.1% in 2021.
•Triton purchased $3.6 billion of new containers delivered in 2021, driving over 30% in asset growth. As of February 11, 2022, Triton has ordered approximately $415 million of containers for delivery in 2022.
•Triton repurchased 1.1 million common shares during the fourth quarter, and has repurchased an additional 0.7 million common shares through February 11, 2022.

Financial Results
The following table summarizes Triton’s selected key financial information for the three and twelve months ended December 31, 2021 and December 31, 2020 and the three months ended September 30, 2021.

	(in millions, except per share data)
	Three Months Ended,			Twelve Months Ended,
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Total leasing revenues	$417.2	$400.2	$337.3	$1,533.9	$1,307.9

GAAP
Net income attributable to common shareholders	$177.4	$123.0	$115.2	$484.5	$288.4
Net income per share - Diluted	$2.67	$1.83	$1.70	$7.22	$4.16

Non-GAAP (1)
Adjusted net income	$177.5	$163.8	$114.7	$614.2	$319.9
Adjusted net income per share - Diluted	$2.67	$2.43	$1.70	$9.16	$4.61

Return on equity (2)	30.7%	29.4%	22.9%	28.1%	15.9%
(1)Refer to the "Use of Non-GAAP Financial Items" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.
(2)Refer to the “Calculation of Return on Equity” set forth below.

Operating Performance
"Triton achieved another record quarter of financial performance in the fourth quarter of 2021, providing an outstanding finish to an extraordinary year," commented Brian M. Sondey, Chief Executive Officer of Triton. "Triton generated $2.67 of Adjusted net income per share in the fourth quarter, an increase of 9.9% from the third quarter of 2021, and we achieved an annualized Return on equity of 30.7%. For the full year of 2021, Triton generated $9.16 of Adjusted net income per share and achieved a 28.1% Return on equity."

"Triton's exceptional performance in 2021 was supported by very favorable market conditions. A strong increase in goods consumption, particularly in the United States, drove a high level of trade growth, while widespread logistical bottlenecks slowed container turn-times, leading to incremental demand for containers. Limited vessel capacity contributed to a dramatic increase in freight rates, and kept our customers highly focused on container availability. Container supply struggled to catch up to demand for most of the year despite a significant increase in new container production, leading to record prices for new containers and very high market leasing rates."

"Triton used these strong market conditions and its many leadership advantages to drive exceptional operating performance. Our container utilization averaged 99.4% in 2021, and currently stands at 99.6%. We achieved record selling prices for used containers, and generated sizable disposal and trading gains despite limited container availability and low disposal volumes. Triton invested heavily in our container fleet in 2021 to provide critical support to our customers at a time of severe supply chain disruption. Triton purchased $3.6 billion of containers that were delivered in 2021, leading to over 30% growth in our revenue earning assets. We estimate that Triton achieved roughly a 40% share of new leasing transactions in 2021, reflecting the importance customers place on our deep container supply capability and further securing our position as the "go-to" supplier in the container leasing industry."

"Triton reinforced its strong financial performance and leadership position with attractive financing activity. Over the past two years, Triton has raised and refinanced $10.3 billion of debt to support our aggressive container investments and prepay more expensive facilities. Triton's financing activity has been supported by the upgrade to Triton’s corporate rating to BBB- by S&P Global Ratings and Fitch, and Triton's transition of our capital structure toward unsecured investment grade debt. Triton's average effective interest rate has decreased 1.4% over the last two years, and we expect our shift to unsecured investment grade financing will provide access to deeper and more efficient sources of capital."

"The pace of our new container investment slowed in the latter part of 2021 as deliveries pushed past the summer peak season. Triton has shifted a portion of our strong cash flow to share repurchases, reflecting our nimble and disciplined approach to capital management. Triton repurchased 1.1 million common shares during the fourth quarter, and has repurchased an additional 0.7 million common shares through February 11, 2022. Triton has now purchased approximately 20% of our outstanding common shares since the program was initiated in the fall of 2018. In October, Triton also announced a 14% increase in our quarterly dividend to $0.65 per common share."

"We expect the benefits from our 2021 leasing and financing activity will be durable. The average lease duration for our large block of 2021 new containers is 13 years, and we secured long lease durations for used container pick-ups and lease extensions. The average lease duration for containers on long-term and finance leases has increased to over five years on a CEU basis and nearly seven years on a net book value basis. We have also locked in low financing costs, with 86.3% of our debt having fixed interest rates, and the weighted average life of our fixed rate debt and fixed rate swaps is currently five years."

Outlook
Mr. Sondey continued, "We expect to have another outstanding year in 2022. We are carrying a significant amount of operational and financial momentum, we have made durable enhancements to our business and our strong cash flow provides many levers to drive shareholder value."

"While the global economy remains subject to heightened uncertainty due to the ongoing COVID-19 pandemic, we expect overall container demand will remain strong through the year. Our customers are anticipating goods consumption and trade volumes will remain elevated, and they expect the operational challenges slowing container turn times will be difficult to resolve. We expect container supply will better keep pace with demand in 2022 due to increased new container production volumes, and new container prices have eased over 10% from their peak level to roughly $3,400 per 20' dry container. However, new container prices remain far above their historical range, and market leasing rates and used container sale prices also remain very high."

"While the first quarter of the year typically represents the slow season for dry containers and contains the fewest number of billable days, we expect our Adjusted net income per share in the first quarter of 2022 will be relatively in line with the fourth quarter of 2021 due to our operating momentum. Our financial trajectory after the first quarter will depend on how market conditions develop, but our strong lease portfolio and durable cash flows give us a high degree of confidence that our profitability and returns will remain at a very high level throughout 2022 and into the longer term."

Common Share Dividends
Triton’s Board of Directors has declared a $0.65 per share quarterly cash dividend on its issued and outstanding common shares, payable on March 25, 2022 to shareholders of record at the close of business on March 11, 2022.

Share Repurchase Update
Triton repurchased 1.1 million common shares in the fourth quarter of 2021 and repurchased an additional 0.7 million common shares through February 11, 2022.

Preferred Shares
The Company's Board of Directors also declared a cash dividend payable on March 15, 2022 to holders of record at the close of business on March 8, 2022 on its issued and outstanding preferred shares as follows:

Preferred Share Series	Dividend Rate	Dividend Per Share
Series A Preferred Shares (NYSE:TRTNPRA)	8.500%	$0.5312500
Series B Preferred Shares (NYSE:TRTNPRB)	8.000%	$0.5000000
Series C Preferred Shares (NYSE:TRTNPRC)	7.375%	$0.4609375
Series D Preferred Shares (NYSE:TRTNPRD)	6.875%	$0.4296875
Series E Preferred Shares (NYSE:TRTNPRE)	5.750%	$0.3593750

Fourth Quarter 2021 Investor Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Tuesday, February 15, 2022 to discuss its fourth quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 7.3 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Business Development & Investor Relations
(914) 697-2900

Utilization, Fleet, and Leasing Revenue Information

The following table summarizes the equipment fleet utilization for the periods indicated:

	Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Average Utilization (1)	99.6%	99.6%	99.4%	99.1%
Ending Utilization (1)	99.6%	99.6%	99.5%	99.3%
(1)Utilization is computed by dividing total units on lease (in CEU) by the total units in our fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of December 31, 2021, September 30, 2021 and December 31, 2020 (in units, TEUs and CEUs):

	Equipment Fleet in Units			Equipment Fleet in TEU
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	September 30, 2021	December 31, 2020
Dry	3,843,719	3,748,654	3,295,908	6,531,816	6,351,083	5,466,421
Refrigerated	235,338	239,328	227,519	457,172	464,465	439,956
Special	92,411	92,458	93,885	169,004	168,951	170,792
Tank	11,692	11,591	11,312	11,692	11,591	11,312
Chassis	24,139	24,381	24,781	44,554	44,726	45,188
Equipment leasing fleet	4,207,299	4,116,412	3,653,405	7,214,238	7,040,816	6,133,669
Equipment trading fleet	53,204	55,299	64,243	83,692	86,598	98,991
Total	4,260,503	4,171,711	3,717,648	7,297,930	7,127,414	6,232,660

	Equipment in CEU(1)
	December 31, 2021	September 30, 2021	December 31, 2020
Operating leases	7,291,769	7,294,503	6,649,350
Finance leases	623,136	494,839	295,784
Equipment trading fleet	81,136	83,976	98,420
Total	7,996,041	7,873,318	7,043,554
(1)In the equipment fleet tables above, we have included total fleet count information based on CEU. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a 20-foot dry container. For example, the CEU ratio for a 40-foot high cube dry container is 1.70, and a 40-foot high cube refrigerated container is 7.50. These factors may differ slightly from CEU ratios used by others in the industry.

The following table provides a summary of our equipment lease portfolio by lease type, based on CEU and net book value, as of December 31, 2021:

	By CEU	By Net Book Value
Lease Portfolio	December 31, 2021	December 31, 2021
Long-term leases	72.4%	73.6%
Finance leases	8.0	13.8
Subtotal	80.4	87.4
Service leases	5.0	3.5
Expired long-term leases, non-sale age (units on hire)	8.4	6.2
Expired long-term leases, sale-age (units on hire)	6.2	2.9
Total	100.0%	100.0%

The following table summarizes our leasing revenue for the periods indicated (in thousands):

	Three Months Ended,
	December 31, 2021	September 30, 2021	December 31, 2020
Operating leases
Per diem revenues	$383,529	$377,234	$319,679
Fee and ancillary revenues	11,092	7,987	10,439
Total operating lease revenues	394,621	385,221	330,118
Finance leases	22,541	14,970	7,167
Total leasing revenues	$417,162	$400,191	$337,285

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "seek," "believe," "project," "predict," "anticipate," "potential," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: the impact of COVID-19 on our business and financial results; decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers and suppliers; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars, duties and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; the availability and cost of capital; restrictions imposed by the terms of our debt agreements; changes in tax laws in Bermuda, the United States and other countries; and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 16, 2021, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2021	December 31, 2020
ASSETS:
Leasing equipment, net of accumulated depreciation of $3,919,181 and $3,370,652	$10,201,113	$8,630,696
Net investment in finance leases	1,558,290	282,131
Equipment held for sale	48,746	67,311
Revenue earning assets	11,808,149	8,980,138
Cash and cash equivalents	106,168	61,512
Restricted cash	124,370	90,484
Accounts receivable, net of allowances of $1,178 and $2,192	294,792	226,090
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $281,340 and $264,791	17,117	33,666
Other assets	50,346	83,969
Fair value of derivative instruments	6,231	9
Total assets	$12,643,838	$9,712,533
LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$429,568	$191,777
Fair value of derivative instruments	48,277	128,872
Deferred revenue	92,198	26,786
Accounts payable and other accrued expenses	70,557	68,449
Net deferred income tax liability	376,009	327,431
Debt, net of unamortized costs of $63,794 and $42,747	8,562,517	6,403,270
Total liabilities	9,579,126	7,146,585

Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	730,000	555,000
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,295,366 and 81,151,723 shares issued, respectively	813	812
Undesignated shares, $0.01 par value, 800,000 and 7,800,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 15,429,499 and 13,901,326 shares, respectively	(522,360)	(436,822)
Additional paid-in capital	904,224	905,323
Accumulated earnings	2,000,854	1,674,670
Accumulated other comprehensive income (loss)	(48,819)	(133,035)
Total shareholders' equity	3,064,712	2,565,948
Total liabilities and shareholders' equity	$12,643,838	$9,712,533

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Leasing revenues:
Operating leases	$394,621	$330,118	$1,480,495	$1,276,697
Finance leases	22,541	7,167	53,385	31,210
Total leasing revenues	417,162	337,285	1,533,880	1,307,907

Equipment trading revenues	39,423	27,403	142,969	85,780
Equipment trading expenses	(33,354)	(20,426)	(108,870)	(70,981)
Trading margin	6,069	6,977	34,099	14,799

Net gain on sale of leasing equipment	28,096	18,422	107,060	37,773

Operating expenses:
Depreciation and amortization	165,384	139,893	626,240	542,128
Direct operating expenses	5,614	14,831	26,860	93,690
Administrative expenses	23,993	19,440	89,319	80,532
Provision (reversal) for doubtful accounts	(8)	(1,840)	(2,475)	2,768
Total operating expenses	194,983	172,324	739,944	719,118
Operating income (loss)	256,344	190,360	935,095	641,361
Other expenses:
Interest and debt expense	52,669	54,327	222,024	252,979
Debt termination expense	1,330	358	133,853	24,734
Other (income) expense, net	(184)	(192)	(1,379)	(4,371)
Total other expenses	53,815	54,493	354,498	273,342
Income (loss) before income taxes	202,529	135,867	580,597	368,019
Income tax expense (benefit)	12,076	10,170	50,357	38,240
Net income (loss)	$190,453	$125,697	$530,240	$329,779
Less: dividend on preferred shares	13,027	10,512	45,740	41,362
Net income (loss) attributable to common shareholders	$177,426	$115,185	$484,500	$288,417
Net income per common share—Basic	$2.68	$1.72	$7.26	$4.18
Net income per common share—Diluted	$2.67	$1.70	$7.22	$4.16
Cash dividends paid per common share	$0.65	$0.57	$2.36	$2.13
Weighted average number of common shares outstanding—Basic	66,113	67,140	66,728	69,051
Dilutive restricted shares	428	431	340	294
Weighted average number of common shares outstanding—Diluted	66,541	67,571	67,068	69,345

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended December 31,
	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income (loss)	$530,240	$329,779
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	626,240	542,128
Amortization of deferred debt cost and other debt related amortization	11,603	12,973
Lease related amortization	17,654	23,878
Share-based compensation expense	9,365	9,896
Net (gain) loss on sale of leasing equipment	(107,060)	(37,773)
Unrealized (gain) loss on derivative instruments	—	286
Debt termination expense	133,853	24,734
Deferred income taxes	43,077	35,662
Changes in operating assets and liabilities:
Accounts receivable	(50,336)	(9,955)
Deferred revenue	83,600	90
Accounts payable and other accrued expenses	(6,860)	(28,360)
Net equipment sold (purchased) for resale activity	7,606	14,503
Cash received (paid) for settlement of interest rate swaps	5,497	(5,074)
Cash collections on finance lease receivables, net of income earned	74,117	78,333
Other assets	26,568	(47,348)
Net cash provided by (used in) operating activities	1,405,164	943,752
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(3,434,394)	(744,129)
Proceeds from sale of equipment, net of selling costs	217,078	255,104
Other	(70)	8
Net cash provided by (used in) investing activities	(3,217,386)	(489,017)
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	169,488	145,275
Purchases of treasury shares	(82,528)	(158,312)
Debt issuance costs	(42,631)	(26,814)
Borrowings under debt facilities	8,690,006	3,495,445
Payments under debt facilities and finance lease obligations	(6,635,987)	(3,737,150)
Dividends paid on preferred shares	(45,321)	(40,933)
Dividends paid on common shares	(157,312)	(146,476)
Other	(4,951)	(2,746)
Net cash provided by (used in) financing activities	1,890,764	(471,711)
Net increase (decrease) in cash, cash equivalents and restricted cash	78,542	(16,976)
Cash, cash equivalents and restricted cash, beginning of period	151,996	168,972
Cash, cash equivalents and restricted cash, end of period	230,538	151,996
Supplemental disclosures:
Interest paid	$211,412	$244,280
Income taxes paid (refunded)	$7,933	$2,191
Right-of-use asset for leased property	$2,517	$543
Supplemental non-cash investing activities:
Equipment purchases payable	$429,568	$191,777

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and Return on equity throughout this press release.

Adjusted net income and Return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, and foreign and other income tax adjustments.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•is widely used by securities analysts and investors to measure a company's operating performance;

•helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020 and for the twelve months ended December 31, 2021 and December 31, 2020.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income attributable to common shareholders	$177,426	$123,045	$115,185	$484,500	$288,417
Add (subtract):
Unrealized loss (gain) on derivative instruments, net	—	—	—	—	282
Debt termination expense	1,119	41,214	358	131,818	21,522
State and other income tax adjustments	(957)	(496)	(866)	(1,453)	1,390
Tax benefit from vesting of restricted shares	(40)	—	—	(683)	(390)
Tax adjustments related to intra-entity asset transfer	—	—	—	—	8,629
Adjusted net income	$177,548	$163,763	$114,677	$614,182	$319,850
Adjusted net income per common share—Diluted	$2.67	$2.43	$1.70	$9.16	$4.61
Weighted average number of common shares outstanding—Diluted	66,541	67,291	67,571	67,068	69,345

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,			Twelve Months Ended,
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted net income	$177,548	$163,763	$114,677	$614,182	$319,850
Annualized Adjusted net income (1)	704,402	649,712	454,969	614,182	319,850

Average Shareholders' equity (2)(3)	$2,291,791	$2,210,474	$1,987,419	$2,187,185	$2,010,255

Return on equity	30.7%	29.4%	22.9%	28.1%	15.9%
(1)Annualized Adjusted net income was calculated based on calendar days per quarter.
(2)Average Shareholders' equity was calculated using the quarter’s beginning and ending Shareholder’s equity for the three-month ended periods, and the ending Shareholder's equity from each quarter in the current year and December 31 of the previous year for the twelve month ended periods.
(3)Average Shareholders' equity was adjusted to exclude preferred shares.